EXHIBIT 99.3
                      PREPARED REMARKS FROM CONFERENCE CALL

                             ANALYST CONFERENCE CALL
                              MONDAY, APRIL 5, 1999

INTRODUCTION

Good morning, ladies and gentlemen. Thank you for being with us this morning. I am Steve Gillispie, Cadmus chairman, president and chief executive officer. Here with me today are Bruce Thomas, Cadmus senior vice president and chief financial officer, and Dave Bosher, Cadmus vice president and treasurer.

This morning we would like to review with you our recently announced acquisition of The Mack Printing Group. I will provide an overview of why we are so pleased with this acquisition and why we think it so significantly advances our strategy and our operations. Then Dave Bosher will provide some detail regarding the transaction itself as well as some additional information about Mack and about Mack's past performance. We will then turn the call over for your questions.

Last month, on our conference call announcing the sale of our Financial unit, I said that Cadmus' strategy is to provide integrated, end-to-end communications solutions in niches 1) where we have or can achieve market leadership, 2) which value our integrated, end-to-end service model, and 3) which offer the best opportunities for growth both internally and through acquisition. I emphasized that Cadmus Journal Services is the most mature example of this strategy successfully at work. I noted then that we were focusing our resources and placing Cadmus on a more aggressive pace for the development of its Professional Communications and other "core" businesses.

The acquisition of Mack is completely in sync with this more focused strategy. It solidifies further our world leadership position in the scientific, technical, and medical market, a market which not only values but insists upon end-to-end, integrated services. And it is an acquisition that builds upon our strengths - augmenting our largest and most profitable business and a business that, based on their handling of the Waverly and Lancaster acquisitions, has a demonstrated track record of successful acquisition and integration.

Some of you are familiar with The Mack Printing Group as one of the few remaining independent mid-size print companies with a strong journals specialty. Mack has about 1900 employees operating from four plants all within Maryland and Pennsylvania - close, and in several instances in the same town as, our production facilities. In our journal and specialty magazine business, they have long been a formidable competitor. Several of you have been convinced that Mack represented our most logical acquisition candidate and have said so. You were right. Let me review here why.

There are 6 basic reasons why Mack is an excellent fit with Cadmus:


1) Short-Run Journal Expertise. Mack has a strong specialization in journals and has been producing these products for nearly 100 years. Significantly, however, Mack has more experience and capability with the very short run journals which have not been our market but which nevertheless provide higher margins, faster growth and we think considerable potential for future sales;

2) Specialty Magazine Capabilities. Mack has a very strong niche and some exceptional capabilities in the business to business trade and specialty magazine markets which now represent about 20% of our Professional Communications revenues. Although we have shared this market, we have very different production capabilities. By combining these businesses, we not only extend our service offerings, but become more efficient and more profitable in this niche.

3) Highly Complementary Assets and Product Facilities. Throughout the production process, there are significant similarities and overlaps between the two companies. For example, the principal typesetting systems for Mack and Cadmus are Xyvision. The workhorse presses for both businesses are Hantscho/Goss and Heidelberg. The benefits of this kind of complementary equipment configuration are obvious in terms of transferability of work, personnel, parts, and expertise. In addition, Mack's combined journal and magazine products nearly double the physical number of books now produced, finished and mailed by Cadmus. This additional volume we think will be the basis for some very attractive cost reductions and service enhancement in the distribution of this material.

4) Physical Proximity. The Mack and Cadmus facilities are geographically very close--all within an hour and a half of one another and in two instances actually in the same town. This is a very strong plus in several respects. Obviously, when only an hour or so away by car, it is much easier and less expensive in time and cost for the management of the various facilities to share work, assets, personnel, and "best practices." In addition, it permits more effective rationalization of infrastructure and overhead functions across the two businesses. Finally, it simply makes integration easier and far more likely to proceed without disruption.

5) Management Strength. The company is well run. Mack has a strong management team which has developed an exceptionally loyal customer base and posted very respectable margins and sales growth over the past five years. Sales have nearly doubled since 1990 and operating margins have consistently exceeded 10%, placing Mack among the profit leaders in the industry.

6) Builds On Our Strengths. Finally, this acquisition plays directly to our strengths. We have considerable experience with this business, these markets, and this kind of acquisition. We have made two previous large acquisitions in this market and have integrated them very successfully and profitably. And with the addition of Joe Ward last summer as well as other organizational changes, we have a management team which is now deep enough and strong enough to absorb this kind of growth.

Some of the benefits in these six areas we will realize almost immediately. Others will take time and good execution. For the next three to five months, we intend to concentrate on two things. First, we are asking the management teams of Cadmus Journal Services and The Mack Group to concentrate on earnings, sales growth, and free cash flow. To assure that this is our focus we will run both businesses very nearly "as is." David Wilson will become Acting President of the CadmusMack Operation and Joe Ward will continue as the head of Cadmus Journal Services. Second, we are going to work to get the quickest possible benefit from what we believe are substantial procurement-related savings. As Dave will soon explain to you, these "Level One" synergies will make the transaction modestly accretive for FY 2000. During this interim period both management teams will be working to become familiar with each other's tangible and intangible capabilities. We will combine this knowledge with some outside professional assistance to find the maximum possible synergies and to craft the next stages of our integration.

In summary this is a terrific fit for Cadmus, a transaction that firmly establishes Cadmus as a market leader in this niche and that provides us with enormous potential synergies and growth. We are pleased that we have been able to deliver such a solid next step in the development and fulfillment of our strategy.

At this point, I would like to ask Dave Bosher to describe the transaction to you in greater detail and help you understand the economic fundamentals underlying our enthusiasm for this acquisition.

Dave, .............

Thanks,  Steve.

While we included some high-level data in our press release, let me know provide a more detailed overview of Mack from a financial perspective. First, let's start with revenues.

As disclosed in the release, Mack's calendar 1998 pro forma revenues were approximately $165 million. This revenue stream is comprised of approximately $60 million in STM and journal volume, while the remaining volume comes from special interest magazine and short-run directory sales. As Steve mentioned, over 50% of Mack's journal revenues are from short-run journals, the faster growing portion of the STM market. Over the last five years, Mack's sales have grown at an internal compounded rate of over 6% annually.

In addition to maintaining steady top-line growth over the last several years, Mack has consistently generated 10% or better EBIT margins. Pro forma EBIT for calendar 1998 was approximately $20 million, or 12.4% of sales. With depreciation and amortization of $8.0 million, proforma EBITDA for 1998 was approximately $28 million, or 17.1% of sales.

As we also disclosed in the release, total consideration paid was approximately $200 million. Based on trailing results for calendar 1998, this purchase price amounted to 10 times EBIT and 7 times EBITDA, very much in line with multiples paid on recent transactions of similar size. Consideration paid consisted of approximately $176 in cash and debt instruments, $6.4 million in seller junior notes, and the issuance of 1.16 million shares of Cadmus common with an assigned value of $18.6 million.

Adjusted for the acquisition of Mack and the recent divestitures of our financial communications and custom publishing operations, Cadmus pro forma revenues now approximate $540 million for fiscal 1999. Most importantly, with the addition of the very profitable Mack business, we will increase Cadmus' EBIT margin by approximately 150 basis points. Our proforma EBITDA margin will also rise almost 250 basis points.

In addition to this "stand-alone" improvement in profitability, we believe that there are significant synergies available with the combination of our Cadmus Journal Services operation and Mack, as we have seen with the successful integrations of Waverly Press and Lancaster Press. We believe there are several levels of savings available. The first comes in the form of procurement savings and lower administrative expense. Paper, prepress supplies and freight cost reductions alone should improve EBIT by approximately $3 million annually. These savings are relatively easy to achieve and are realized by rolling Mack's existing purchases into existing Cadmus procurement programs. In addition, there are redundant administrative expenses such as professional fees, audits, and the like which will further add to pro forma costs savings. The second level of cost reduction revolves around converting Mack purchases which do not qualify for our existing Cadmus procurement programs to qualifying purchases. In addition, a substantial portion of Mack's paper is customer supplied and the conversion of this tonnage to Cadmus supplied paper will further increase synergies. The final stage of savings should accrue from successful integration of the business getting the right work on the right presses and both taking full advantage of unique production capabilities and eliminating overlapping and redundant initiatives, operations, and facilities. We believe that these savings should exceed those of the first two levels of synergies.

Based on the foregoing, we believe that the transaction will be accretive to earnings per share beginning in FY 2000. EPS accretion will be muted due to the addition of approximately $3.5 million annually in non-tax deductible goodwill resulting from the transaction. In addition to the EPS benefit from the transaction, the underlying financial foundation of Cadmus should be even stronger than GAAP earnings imply. Pro forma for the transaction, over two-thirds of Cadmus' revenues will now come from our market-leading Professional Communications sector. In addition, revenue and margin stability will be further enhanced due to the increased % of revenues coming from the more visible and contractual nature of the journal and periodical markets. Most importantly, pro forma free cash flow should total $15 million in FY2000 and consolidated pro forma EBITDA should amount to over $85 million. Again, over 85% of Cadmus pro forma EBITDA before corporate expenses will now come from the Professional Communications sector.

Finally, let me talk for a moment about our capital structure, our new credit facility, and our financing plans. Due to the large debt component of the transaction, Cadmus' debt-to-capital ratio will rise to approximately 65% as of March 31, 1999. We believe this is a manageable debt load given the strong cash flow profile of the pro forma businesses. As we demonstrated with the Lancaster acquisition, we will move aggressively to deleverage the company with those strong cash flows. With our Debt-to-EBITDA coverage at approximately 3.6 X, our senior facility will provide us with additional dry powder we need going forward.

To fund this transaction and ongoing operating and strategic initiatives, we have entered into a new $200 million senior bank credit facility, led by Wachovia Bank and co-managed by First Union and Bank of America. This facility has a five-year term and is comprised of a $55 million term loan and $145 in revolving credit. We also have issued $6.4 million in ten-year junior subordinated notes and $18.6 million in Cadmus common shares to the seller. Finally, and also in connection with the transaction, we have issued $110 million in ten-year, senior subordinated notes with J. P. Morgan, First Union and the seller. We plan to re-finance these notes with the issuance of approximately $125 million in ten-year, 144a senior subordinated notes in the fourth quarter.

At this point, I will turn it back over to Steve for a wrap up and then your questions. Steve . . . . . . .

Thank you Dave. As you can see, we are very pleased with this transaction, one that we think dramatically advances our strategy and dramatically enhances Cadmus. We have already begun the process of integrating these businesses and initial reactions from customers and associates have been very positive. We look forward to discussing with you over the next several quarters and years the very positive results we anticipate from this exciting acquisition.